Investor Contact:	Larry P. Kromidas (618) 258-3206

FOR IMMEDIATE RELEASE
OLIN AND PIONEER ANNOUNCE ACQUISITION OF PIONEER BY OLIN
CLAYTON, MO / HOUSTON, TX, August 31, 2007 — Olin Corporation (NYSE: OLN) and Pioneer Companies, Inc. (Nasdaq: PONR) announced today the completion of the merger of Princeton Merger Corp. with and into Pioneer pursuant to the Agreement and Plan of Merger among Olin, Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”), and Pioneer dated May 20, 2007. Under the terms of the merger agreement, each outstanding share of Pioneer common stock, par value $0.01 per share, other than shares as to which dissenters’ rights are properly asserted under Delaware law and shares owned by Pioneer, Olin or Merger Sub, was converted into the right to receive $35.00 in cash, without interest.
Pioneer’s shares of common stock will cease to be traded on The Nasdaq Stock Market at the close of the market today. Stockholders who hold shares in street name (other than shares as to which dissenters’ rights are properly asserted under Delaware law) will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.
COMPANY DESCRIPTIONS
Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel strip and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Pioneer Companies, Inc., based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.
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